Exhibit 3.2
RAMCO-GERSHENSON PROPERTIES TRUST
ARTICLES SUPPLEMENTARY CLASSIFYING 1,840,000
7.25% SERIES D CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED
SHARES OF BENEFICIAL INTEREST
          RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:
          FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) by Article VI of the Company’s Articles of Amendment and Restatement filed with the Department on October 2, 1997, as amended, supplemented and restated (the “Declaration of Trust”), and Title 8 of the Maryland Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), the Board of Trustees has, at a meeting held on March 11, 2011, adopted resolutions generally authorizing and approving the classification and issuance of up to a maximum aggregate offering price of $100,000,000 of a separate series of authorized but unissued Preferred Shares (as defined in the Declaration of Trust), and, pursuant to the powers contained in the bylaws of the Company, as amended and restated (the “Bylaws”) and the Maryland REIT Law, appointing a committee (the “Pricing Committee”) of the Board of Trustees and delegating to the Pricing Committee, to the fullest extent permitted by Maryland law, the Declaration of Trust and Bylaws, all powers of the Board of Trustees with respect to designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such series of Preferred Shares and determining the number of shares of such series of Preferred Shares (not in excess of the aforesaid maximum aggregate offering price) to be classified and issued and the price and other terms and conditions upon which shares of such series of Preferred Shares are to be offered, sold and issued.
          SECOND: Pursuant to the authority conferred upon the Pricing Committee as aforesaid, the Pricing Committee has, at a meeting held on March 31, 2011, duly adopted resolutions classifying 1,840,000 authorized but unissued Preferred Shares as the aforesaid series of Preferred Shares, designating the aforesaid series of Preferred Shares as “7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest”, setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest and authorizing the issuance of up to 1,840,000 of such 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest.
          THIRD: The series of Preferred Shares created by the resolutions duly adopted by the Board of Trustees of the Company and by the Pricing Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions which, upon any restatement of the Declaration of Trust, shall be made a part of Article VI of the Declaration of Trust, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:
          Section 1. Designation and Number of Shares. A series of Preferred Shares, designated as “7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest” (the “Series D Preferred Shares”), is hereby established and the number of shares constituting such series initially shall be 1,840,000.
          Section 2. Maturity. The Series D Preferred Shares shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
          Section 3. Rank. The Series D Preferred Shares shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, rank (i) senior to all classes or series of Common Shares of the Company and each other class or series of shares of beneficial interest of the Company issued after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series D Preferred Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company (collectively, the “Junior Shares”); (ii) on a parity, in all respects, with each other class or series of shares of beneficial interest of the Company issued after the Issue Date in compliance with Section 10 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Shares as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company (collectively, the “Parity Shares”), and (iii) junior to each class or series of shares of beneficial interest of the Company issued after the Issue Date in compliance with Section 10 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Shares as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company (collectively, the “Senior Shares”).
          Section 4. Definitions. As used herein, the following terms shall have the following meanings:
          (A) “Accrued Dividends” means, with respect to any Series D Preferred Share, as of any date, the accrued and unpaid dividends on such share (whether or not declared) from, and including, the most recent past Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.
          (B) “Accumulated Dividends” means, with respect to any Series D Preferred Share, as of any date, the aggregate accumulated and unpaid dividends, if any, on such share (whether or not declared) from the Issue Date until the most recent past Dividend Payment Date on or prior to such date.
          (C) “Additional Shares” has the meaning given to such term in Section 12(A).
          (D) “Beneficial Owner” means a Person who has beneficial ownership as determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, except that a Person will be deemed to own any securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time.
          (E) “Board” or “Board of Trustees” has the meaning given to such term in the Preamble to these Articles Supplementary.
          (F) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
          (G) “Bylaws” has the meaning given to such term in the Preamble to these Articles Supplementary.
          (H) “Cap Conversion Rate” has the meaning given to such term in Section 12(C)(ii).
          (I) “Capital Gains Amount” has the meaning given to such term in Section 5(E).
          (J) “Certificated Series D Preferred Shares” has the meaning given to such term in Section 15(A)(v).
          (K) “Closing Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if the Common Shares are not listed on the NYSE, on the principal other national securities exchange on which the Common Shares are then listed or, if the Common Shares are not listed on a national securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed, the Closing Sale Price will be an amount determined in good faith by the Board to be the fair value of the Common Shares.
          (L) “Code” has the meaning given to such term in Section 5(E).
          (M) “Common Shares” means the common shares of beneficial interest, par value $0.01 per share, of the Company or any other shares of beneficial interest of the Company into which such Common Shares are reclassified or changed.
          (N) “Company” has the meaning given to such term in the Preamble to these Articles Supplementary.
          (O) “Constructively Own” has the meaning given to such term in Section 7.1 of the Declaration of Trust.

          (P) “Continuing Trustees” means: (i) individuals who on the Issue Date constituted the Board or (ii) any new trustees whose election to the Board or whose nomination for election by the shareholders of the Company was approved by at least a majority of the Company’s trustees then in office (or a duly constituted committee thereof) who were either trustees on the Issue Date or whose election or nomination for election was previously so approved.
          (Q) “Conversion Date” means, with respect to a conversion, the date on which a Holder has complied with all of the procedures set forth in Section 7(B) to effect such conversion.
          (R) “Conversion Price” means, at any particular time, the Liquidation Preference for a Series D Preferred Share divided by the Conversion Rate in effect at such time.
          (S) “Conversion Rate” means 3.4699 Common Shares per Series D Preferred Share, subject to adjustment as set forth in Section 7.
          (T) “Daily VWAP” means the average of the per share volume-weighted average prices of the Common Shares for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RPT.UN <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
          (U) “Declaration of Trust” has the meaning given to such term in the Preamble to these Articles Supplementary.
          (V) “Dividend Parity Shares” means all classes or series of shares of beneficial interest of the Company ranking on a parity with the Series D Preferred Shares as to dividends.
          (W) “Dividend Payment Date” has the meaning given to such term in Section 5(B).
          (X) “Dividend Record Date” has the meaning given to such term in Section 5(B).
          (Y) “DTC” or “Depository” means The Depository Trust Company, or any successor depository.
          (Z) “Excepted Holder” has the meaning given to such term in Section 7.1 of the Declaration of Trust.
          (AA) “Excepted Holder Limit” has the meaning given to such term in Section 7.1 of the Declaration of Trust.

          (BB) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (CC) “Ex-Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
          (DD) “Extraordinary Transaction” has the meaning given to such term in Section 10(F).
          (EE) “Fundamental Change” means the occurrence of any of the following:
               (i) any Person is or becomes the “Beneficial Owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of the Company’s Voting Shares;
               (ii) the Company consolidates with, or merges with or into, another Person or any Person consolidates with or merges with or into the Company, or the Company conveys, transfers, leases or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis to any Person (whether in one transaction or a series of related transactions), other than:
                    (a) any transaction pursuant to which the holders of the Company’s Voting Shares immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of the voting shares or voting stock of the continuing or surviving Person immediately after the transaction; or
                    (b) any merger solely for the purpose of changing the Company’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common stock or common shares of beneficial interest of the surviving entity;
               (iii) the first day on which a majority of the members of the Board does not consist of “Continuing Trustees”;
               (iv) the approval of a plan of liquidation or dissolution for the Company; or
               (v) the Common Shares’ ceasing to be listed on a national securities exchange;

provided, however, that notwithstanding the foregoing, a Fundamental Change shall be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for the Common Shares (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common shares of beneficial interest or common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“Publicly Traded Common Stock”) and (ii) as a result of such transaction or transactions, the Series D Preferred Shares become convertible into such Publicly Traded Common Stock.
          (FF) “Fundamental Change Notice” has the meaning given to such term in Section 11(A).
          (GG) “Fundamental Change Effective Date” means the date on which a Fundamental Change event occurs.
          (HH) “Fundamental Change Expiration Date” has the meaning given to such term in Section 11(B).
          (II) “Global Series D Preferred Shares” has the meaning given to such term in Section 15(A)(ii).
          (JJ) “Holder” means a holder of record of the Series D Preferred Shares.
          (KK) “Issue Date” means April 6, 2011.
          (LL) “Junior Shares” has the meaning given to such term in Section 3.
          (MM) “Liquidation Preference” shall mean, with respect to each Series D Preferred Share, $50.00.
          (NN) “Make-Whole Premium” has the meaning given to such term in Section 12(A).
          (OO) “Mandatory Conversion Date” has the meaning given to such term in Section 8(B).
          (PP) “Market Disruption Event” means (1) a failure by the NYSE or, if the Common Shares are not listed on the NYSE, the principal U.S. national securities exchange on which the Common Shares are listed or, if the Common Shares are not listed on a national securities exchange, on the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Trading Day for the Common Shares of an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares.
          (QQ) “Market Value” means the average of the Daily VWAP of the Common Shares for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.
          (RR) “NYSE” means the New York Stock Exchange.
          (SS) “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.
          (TT) “Officers’ Certificate” means a certificate signed by two Officers.
          (UU) “Ownership Limit” has the meaning given to such term in Section 13.
          (VV) “Parity Shares” has the meaning given to such term in Section 3.
          (WW) “Parity Voting Preferred” means all series of Preferred Shares that are Parity Shares upon which voting rights equivalent to those in Section 10 have been conferred and are exercisable.
          (XX) “Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder.
          (YY) “Preferred Shares” has the meaning given to such term in Section 6.1 of the Declaration of Trust.
          (ZZ) “Preferred Share Trustees” has the meaning given to such term in Section 10(B).
          (AAA) “Reference Dividend” has the meaning given to such term in Section 7(D)(iv).
          (BBB) “Reference Property” has the meaning given to such term in Section 7(H).
          (CCC) “REIT” has the meaning given to such term in Section 5(F).
          (DDD) “Senior Shares” has the meaning given to such term in Section 3.
          (EEE) “Series D Preferred Shares” has the meaning given to such term in Section 1.
          (FFF) “Series D Preferred Share Aggregate Ownership Limit” has the meaning given to such term in Section 13.
          (GGG) “Series D Preferred Share Ownership Limit” has the meaning given to such term in Section 13.
          (HHH) “Shares” has the meaning given to such term in Section 6.1 of the Declaration of Trust.
          (III) “Spin-Off” has the meaning given to such term in Section 7(D)(iii).
          (JJJ) “Share Price” means, in connection with a transaction that constitutes a Fundamental Change: (i) the cash amount paid per Common Share if the holders of Common Shares receive only cash in such transaction; or (ii) in any other situation, the average Closing Sale Price of the Common Shares on the five Trading Days prior to, but not including, the Fundamental Change Effective Date in respect of such Fundamental Change.
          (KKK) “Total Dividends” has the meaning given to such term in Section 5(E).
          (LLL) “Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if the Common Shares are not listed on the NYSE, on the other principal national securities exchange on which the Common Shares are then listed or, if the Common Shares are not listed on a national securities exchange, on the principal other market on which the Common Shares are then traded and (ii) there is no Market Disruption Event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If the Common Shares are not so listed or traded, “Trading Day” means a Business Day.
          (MMM) “Transaction” has the meaning given to such term in Section 7(H).
          (NNN) “Transfer Agent” means American Stock Transfer & Trust Company, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series D Preferred Shares. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal.
          (OOO) “Trigger Event” has the meaning given to such term in Section 7(D)(vi).
          (PPP) “Voting Shares” with respect to any Person means the shares of beneficial interest of such Person that are at the time entitled, without regard to the occurrence of any contingency, to vote generally in the election of the board of trustees (or comparable governing body of such Person).
          Section 5. Dividends.

               (A) Subject to the preferential rights of holders of any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred Shares as to the payment of dividends, the Holders of the Series D Preferred Shares are entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available for the payment of quarterly, cumulative preferential cash dividends, an amount per share equal to 7.25% of the Liquidation Preference per annum (equivalent to a fixed annual amount of $3.625 per share), payable in equal amounts of $0.90625 per Series D Preferred Share quarterly.
               (B) Dividends on the Series D Preferred Shares shall begin to accrue and will be fully cumulative starting from April 6, 2011 and shall be payable quarterly when, if and as authorized by the Board, in equal amounts in arrears on January 1, April 1, July 1 and October 1 of each year or, if not a Business Day, the next succeeding Business Day commencing July 1, 2011 (each, a “Dividend Payment Date”), and no interest or additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Shares for any partial dividend period that ends prior to a Dividend Payment Date will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Holders as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the 20th day of the calendar month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date designated by the Board that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding Series D Preferred Share will be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other Series D Preferred Share that is outstanding on such date. For the avoidance of doubt, notwithstanding anything to the contrary set forth in these Articles Supplementary, each Series D Preferred Share issued and outstanding on the Dividend Record Date for the first Dividend Payment Date following the Issue Date shall accrue dividends from the Issue Date and shall receive the same dividend payment regardless of the date on which such Series D Preferred Share was actually issued. As used herein, the term “dividend period” for the Series D Preferred Shares means the period from and including the Issue Date and ending on and excluding the next Dividend Payment Date, and each subsequent period from and including such Dividend Payment Date and ending on and excluding the next following Dividend Payment Date.
               (C) No dividends on the Series D Preferred Shares shall be declared or paid or set apart for payment by the Board if such declaration, payment or setting apart for payment would violate any agreement of the Company or is restricted or prohibited by law.
               (D) Notwithstanding the foregoing Section 5(C), dividends on the Series D Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Shares will not bear interest and Holders will not be entitled to any dividends whether payable in cash, property or shares of any class or series of shares of beneficial interest (including Series D Preferred Shares) in excess of the full cumulative dividends described above. Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

               (E) If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the Holders shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends. The Company will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Company that are to be included in its shareholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Company to its shareholders.
               (F) No dividends or other distributions (other than a dividend or distribution payable solely in Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares) and cash in lieu of fractional shares) will be declared, made or paid or set apart for payment on any Parity Shares or Junior Shares, nor may any Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by the Company or on its behalf (except by conversion into or exchange for Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares)) unless full Accumulated Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred Shares and any Dividend Parity Shares for all dividend periods ending on or prior to the date of such declaration, payment, set apart, redemption, purchase or acquisition; provided, that the foregoing restriction will not limit the acquisition of Parity Shares or Junior Shares solely to the extent necessary to preserve the Company’s qualification as a Real Estate Investment Trust (a “REIT”).
               (G) Notwithstanding the limitations of Section 5(F), when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and all Dividend Parity Shares, all dividends declared upon the Series D Preferred Shares and any Dividend Parity Shares shall be declared pro rata so that the amount of dividends declared per Series D Preferred Share and such Dividend Parity Share shall in all cases bear to each other the same ratio that Accumulated Dividends per Series D Preferred Share and accumulated dividends per such other Dividend Parity Share (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Dividend Parity Shares do not have a cumulative dividend) bear to each other.
               (H) The Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on their Series D Preferred Shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Company’s failure to pay the dividend due on that Dividend Payment Date. However, Series D Preferred Shares surrendered for conversion at the option of a Holder pursuant to Section 7 during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date. A Holder on a Dividend Record Date that surrenders (or whose transferee surrenders) any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company on the Series D Preferred Shares on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of its Series D Preferred Shares for conversion. Except as provided in Section 8 and Section 11, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Series D Preferred Shares or for dividends on the Common Shares issued upon conversion.
          Section 6. Liquidation Preference.
          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to its shareholders, in cash or property at its fair market value as determined by the Board, the Liquidation Preference, plus an amount equal to any Accumulated Dividends and Accrued Dividends (whether or not earned or declared) to (but not including) the date of payment, before any payment or distribution of assets is made to holders of the Junior Shares, but subject to the preferential rights of the holders of any class or series of Senior Shares. Upon the payment in full of such liquidation preference and all such Accumulated Dividends and Accrued Dividends, the Holders will have no right or claim to any remaining assets of the Company.
          (B) If, upon any liquidation, dissolution or winding-up of the affairs of the Company, the assets of the Company available for distribution to the Holders shall be insufficient to permit payment in full to such Holders the sums that such Holders are entitled to receive in such case (including, if applicable, Accumulated Dividends and Accrued Dividends), then all of the assets available for distribution to the Holders shall be distributed among and paid to the Holders ratably in proportion to the respective amounts that would be payable to such Holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the Holders shall be made on a pari passu basis with the holders of the Parity Shares.
          (C) For the purposes of this Section 6, the consolidation or merger of the Company with or into any other Company, a statutory share exchange by the Company, or the voluntary sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Company.
          (D) The Company shall provide the Holders with notice of any event triggering the right to receive a distribution upon a liquidation, dissolution or winding up of the affairs of the Company not less than 30 calendar days nor more than 60 calendar days prior to the applicable distribution payment date.
          (E) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of the Company or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of the Company’s shares whose preferential rights upon dissolution are superior to those receiving the distribution.
          Section 7. Conversion.
          (A) Each Holder shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7(A) and Section 13, any or all of such Holder’s Series D Preferred Shares into such whole number of fully paid and nonassessable Common Shares per converted Series D Preferred Share as is equal, subject to Section 7(H), to the Conversion Rate in effect on the Conversion Date.
          (B) The conversion right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Company in substantially the form of Exhibit A hereto that the Holder elects to convert all or a portion of the Series D Preferred Shares represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for Common Shares are to be issued, (ii) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(J), (iii) funds for the payment of any share transfer, documentary, stamp or similar taxes not payable by the Company and (iv) any payment required pursuant to Section 5(H). The Company will deliver a share certificate or certificates representing the Common Shares delivered in connection with a conversion, together with, if applicable, any payment of cash dividends and cash in lieu of fractional shares, to the Holder, or in the case of Series D Preferred Shares held in global certificates, the Transfer Agent will deliver the Common Shares by a book-entry transfer through DTC. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the Conversion Date.
          (C) As of the close of business on the Conversion Date with respect to a conversion, a converting Holder shall be deemed to be the holder of record of Common Shares issuable upon conversion of such Holder’s Series D Preferred Shares notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the Series D Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of the Holders thereof to (i) receive the number of whole Common Shares into which such Series D Preferred Shares have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 14); (ii) receive a Make-Whole Premium or any other Common Shares or other consideration, if any, payable upon a Fundamental Change, in accordance with Section 11 and Section 12; (iii) receive Reference Property, if any, issuable pursuant to Section 7(H) in lieu of Common Shares upon conversion; and (iv) exercise the rights to which they are thereafter entitled as holders of Common Shares and/or any other property receivable by the Holder upon such conversion. Prior to the close of business on the Conversion Date, the Common Shares issuable upon conversion of the Series D Preferred Shares will not be deemed to be outstanding for any purpose and the Holders will have no rights with respect to such Common Shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Shares, by virtue of holding the Series D Preferred Shares.
          (D) The Conversion Rate shall be subject to the following adjustments (except as provided in Section 7(E)), without duplication:
                    (i) If the Company issues Common Shares as a dividend or distribution on Common Shares, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

OS1
CR1	=	CR0	x	————
OS0
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
OS0 = the number of Common Shares outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and
OS1 = the number of Common Shares outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.
Any adjustment made under this Section 7(D)(i) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7(D)(i) is declared but not so paid or made, or any share split or combination of the type described in this Section 7(D)(i) is announced but the outstanding Common Shares are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding Common Shares, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.
                    (ii) If the Company distributes to all or substantially all holders of its Common Shares any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for Common Shares at a price per share less than the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
OS0 = the number of Common Shares outstanding immediately prior to the open of business on the Ex-Date for such distribution;
X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.
Any increase made under this Section 7(D)(ii) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred.
In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Shares at less than such average of the Daily VWAP for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board in its good faith judgment.
                    (iii) If the Company distributes its shares of beneficial interest, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Shares, excluding: (A) dividends or distributions referred to in Sections 7(D)(i) and 7(D)(ii); (B) Spin-Offs to which the provisions set forth in the latter portion of this Section 7(D)(iii) shall apply; and (C) dividends or distributions paid exclusively in cash referred to in Section 7(D)(iv), then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 — FMV
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
SP0 = the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV = the fair market value (as determined by the Board in its good faith judgment) of the shares of beneficial interest, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding Common Share on the Ex-Date for such distribution.
If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each Series D Preferred Share owned by it, at the same time and upon the same terms as holders of the Common Shares, the amount and kind of the Company’s shares of beneficial interest, evidences of indebtedness, other assets, securities or property that such Holder would have received as if such Holder owned a number of Common Shares equal to the Conversion Rate in effect on the Ex-Date for the distribution.
Any increase made under the foregoing portion of this Section 7(D)(iii) will become effective immediately after the open of business on the Ex-Date for such distribution.
With respect to an adjustment made pursuant to this Section 7(D)(iii) where there has been a payment of a dividend or other distribution on the Common Shares of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such shares of beneficial interest or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m. (New York City time) on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off will be increased based on the following formula:

CR1	=	CR0	x	FMV + MP0
MP0
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
CR1 = the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
FMV = the average of the volume-weighted average sale prices of the shares of beneficial interest or similar equity interest distributed to holders of the Common Shares applicable to one Common Share over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and
MP0 = the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.
The adjustment to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the effective date of any Spin-Off, references within the portion of this Section 7(D)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the relevant Conversion Date.
If the dividend or distribution described in this Section 7(D)(iii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

                    (iv) If any cash dividend or distribution is made to all or substantially all holders of the Common Shares (excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the affairs of the Company) during any quarterly fiscal period of the Company in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.1633 (the “Reference Dividend”), multiplied by the number of Common Shares outstanding on the record date for such distributions, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C
where,
CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
SP0 = the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading Day period immediately preceding the Ex-Date for such dividend or distribution; and
C = the amount in cash per Common Share distributed to holders of the Common Shares that exceeds the Reference Dividend.
Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each Series D Preferred Share owned by it, at the same time as the holders of Common Shares receive the applicable dividend or other distribution, an amount of cash equal to C multiplied by the number of Common Shares equal to the Conversion Rate in effect on the Ex-Date for such cash dividend or distribution.
The Reference Dividend shall be adjusted in a manner inversely proportional to adjustments made to the Conversion Rate; provided that no adjustment will be made to the Reference Dividend amount for any adjustment made to the Conversion Rate under this Section 7(D)(iv).
Notwithstanding the foregoing, if an adjustment is required to be made under this Section

7(D)(iv) as a result of a distribution that is not a regular quarterly dividend, the Reference Dividend amount will be deemed to be zero.
                    (v) If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares, if the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and
SP1 = the average of the Daily VWAP of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
The increase to the Conversion Rate under this Section 7(D)(v) will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this Section 7(D)(v) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.
                    (vi) If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each a “Trigger Event”), then the Conversion Rate will not be adjusted pursuant to Section 7(D)(ii) or Section 7(D)(iii), as applicable, until the earliest Trigger Event occurs, and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.
                    (vii) Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to the any of the foregoing clauses (i), (ii), (iii), (iv) or (v) of this Section 7(D) on any Ex-Date as described above, and a Holder that converts its Series D Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of Common Shares as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the Common Shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
                    (viii) Notwithstanding anything in this Section 7(D) to the contrary, no adjustment under this Section 7(D) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that on the date of an optional conversion (including any conversion in connection with a Fundamental Change) or the date of a mandatory conversion pursuant to Section 8, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, the Conversion Rate shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.
                    (ix) To the extent permitted by law and the continued listing requirements of the NYSE (or any stock exchange on which the Common Shares may then be listed), the Company may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that the increase is in the

Company’s best interests. The Company will mail a notice of the increase to registered Holders at least 15 calendar days before the day the increase commences. In addition, the Company may, but is not obligated to, increase the Conversion Rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.
                    (x) To the extent that the Company has a shareholder rights plan or agreement (i.e., a “poison pill”) in effect upon conversion of the Series D Preferred Shares, the Holders will receive, upon a conversion of such Series D Preferred Shares, in addition to Common Shares, rights under the shareholder rights plan or agreement with respect to the Common Shares received upon conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Shares. If the rights provided for in any rights plan or agreement that the Board has adopted have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights plan or agreement so that the Holders would not be entitled to receive any rights in respect of the Common Shares that the Company delivers upon conversion of the Series D Preferred Shares, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Shares evidences of indebtedness or other assets or property pursuant to Section 7(D)(iii), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
          (E) Notwithstanding anything to the contrary in Section 7(D), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 7(D) (other than for share splits or share combinations) if the Company makes provision for each Holder to participate in the transaction, at the same time as holders of the Common Shares participate, without conversion, as if such Holder held a number of Common Shares in respect of each Series D Preferred Share held by such Holder equal to the Conversion Rate in effect on the Ex-Date or effective date.
          (F) The Conversion Rate will not be adjusted: (i) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities; (ii) upon the issuance of any Common Shares, restricted shares or restricted share units, nonqualified share options, incentive share options or any other options or rights (including share appreciation rights) to purchase Common Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its subsidiaries; (iii) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described above in clause (ii) of this Section 7(F) and outstanding as of the Issue Date; (iv) for Accrued Dividends, if any; (v) for Accumulated Dividends, if any; (vi) upon the repurchase of any Common Shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or (vii) for a change in the par value of the Common Shares.
          (G) The Company shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then applicable par value per Common Share, except that the Company may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per Common Share such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per Common Share following such share split or similar transaction and the Conversion Rate is adjusted as provided under Section 7(D)(i) and any other provision of Section 7(D). The Company also shall not take any action that would result in an adjustment to the Conversion Rate in a manner that does not comply with any applicable shareholder approval rules of the NYSE or any other stock exchange on which the Common Shares are listed at the relevant time.
          (H) In the case of any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision, combination or reclassification described in Section 7(D)(i)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Company (or the Company and its subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each Series D Preferred Share will be changed into a right to convert such Series D Preferred Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Common Shares issuable upon conversion of such Series D Preferred Shares immediately prior to such Transaction. If a Transaction also constitutes a Fundamental Change, a Holder who converts its Series D Preferred Shares in connection with such Fundamental Change will, if applicable, also be entitled to receive additional Common Shares in connection with such conversion as described in Section 11, in which case the converting Holder would also receive Reference Property in lieu of such additional Common Shares. In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Series D Preferred Shares, treated as a single class, shall be convertible from and after the effective date of the Transaction. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by holders of Common Shares and (b) two Business Days prior to the anticipated effective date of the Transaction. The provisions of this Section 7(H) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are consistent with the foregoing.
          (I) The Company shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred Shares such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Series D Preferred Shares, and shall use its reasonable best efforts to take all action required to increase the authorized number of Common Shares if at any time there shall be insufficient unissued Common Shares to permit such reservation or to permit the conversion of all outstanding Series D Preferred Shares.
          (J) The issuance or delivery of certificates for Common Shares upon the conversion of Series D Preferred Shares or the payment or partial payment of a dividend on Series D Preferred Shares in Common Shares shall be made without charge to the converting Holder or recipient of Series D Preferred Shares for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the Series D Preferred Shares converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the relevant Series D Preferred Shares and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.
          (K) Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Company promptly shall deliver, or cause to be delivered, to the Transfer Agent a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment (which certificate shall, upon request, be made available by the Transfer Agent to any Holder or beneficial owner of Series D Preferred Shares).
          (L) Any Common Shares issued upon conversion of the Series D Preferred Shares shall be validly issued, fully paid and nonassessable. The Company shall use its reasonable best efforts to list the Common Shares required to be delivered upon conversion of the Series D Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.
          Section 8. Mandatory Conversion.
          (A) At any time on or after April 20, 2018, the Company shall have the right, at its option, to cause the Series D Preferred Shares, in whole but not in part, to be automatically converted into a number of Common Shares for each Series D Preferred Share equal to the Conversion Rate then in effect. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 8(A) only if the Daily VWAP of the Common Shares equals or exceeds 130% of the then prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Company’s issuance of a press release announcing the mandatory conversion as described in Section 8(B).
          (B) To exercise the mandatory conversion right described in Section 8(A), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(A) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Series D Preferred Shares. In the event of a mandatory conversion, the applicable Conversion Date (the “Mandatory Conversion Date”) will be the date that is five Trading Days after the date on which the Company issues the press release described in this Section 8(B).
          (C) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(B) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of Common Shares to be issued upon conversion of each Series D Preferred Share and the number of Series D Preferred Shares to be converted; and (iii) that dividends on the Series D Preferred Shares to be converted will cease to accrue on the Mandatory Conversion Date.
          (D) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series D Preferred Shares called for a mandatory conversion pursuant to Section 8(A) and all rights of the Holders of such Series D Preferred Shares shall terminate except for the right to receive the whole Common Shares issuable upon conversion thereof. The dividend payment with respect to the Series D Preferred Shares called for a mandatory conversion pursuant to Section 8(A) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the Holder of such Series D Preferred Shares on such Dividend Record Date if such Series D Preferred Shares have been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any Series D Preferred Shares for Accumulated Dividends or Accrued Dividends or for dividends with respect to the Common Shares issued upon such conversion.
          (E) The Company may not authorize or give notice of any mandatory conversion pursuant to Section 8(A) unless, prior to giving the conversion notice, all Accumulated Dividends on the Series D Preferred Shares for all quarterly dividend periods ending on or prior to the date on which it gives such notice shall have been paid.
          (F) In addition to the mandatory conversion right described in Section 8(A), if there are fewer than 150,000 Series D Preferred Shares outstanding, the Company shall have the right, at any time on or after April 20, 2018 at its option, to cause all outstanding Series D Preferred Shares to be automatically converted into that number of whole Common Shares equal to the greater of (i) the then prevailing Conversion Rate and (ii) the Liquidation Preference divided by the Market Value of the Common Shares as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of clauses (B) (other than the requirements relating to the conditions in Section 8(A)), (C), (D) and (E) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (F); provided, however, that (a) the Mandatory Conversion Date described in Section 8(B) shall not be less than 15 calendar days nor more than 30 calendar days after the date on which the Company issues a press release pursuant to Section 8(B) announcing such mandatory conversion and (b) the press release and notice of mandatory conversion described in Section 8(C) need not state the number of Common Shares to be issued upon conversion of each Series D Preferred Share.
          Section 9. Redemption and Retirement. The Series D Preferred Shares shall not be redeemable by the Company. Subject to applicable law, the Company may purchase Series D Preferred Shares in the open market, by tender or by private agreement. Any Series D Preferred Shares acquired by the Company will be retired and reclassified as authorized but unissued Preferred Shares, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Shares.
          Section 10. Voting Rights.
          (A) The Holders of the Series D Preferred Shares shall not have any relative, participating, optional or other voting rights except as provided by law and as set forth in this Section 10.
          (B) Whenever dividends on the Series D Preferred Shares shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of trustees then constituting the Board will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred) and the Holders (voting separately as a class with holders of all Parity Voting Preferred) will be entitled to vote for the election of a total of two additional trustees of the Company (the “Preferred Share Trustees”) at a special meeting called by the Holders of at least 25% of the Series D Preferred Shares or by holders of any such other series of Parity Voting Preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Shares and such Parity Voting Preferred for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment. The voting rights set forth in this Section 10(B) and the terms of the Preferred Share Trustees will continue until such time as the dividend arrearage on the Series D Preferred Shares and such Parity Voting Preferred has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the term of office for any Preferred Share Trustees will terminate and the size of the Board will decrease accordingly. The voting rights provided by this Section 10(B) will re-vest in the event that dividends on any Series D Preferred Shares are once again in arrears for six or more quarterly dividends (whether or not consecutive).
          (C) The Preferred Share Trustees will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Share Trustee will serve until his or her successor is duly elected and qualifies or until the trustee’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a Preferred Share Trustee, then the vacancy shall be filled by the remaining trustee so elected then in office or, if there is no such remaining trustee, by a vote of the Holders of a majority of the outstanding Series D Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred). Each Preferred Share Trustee will be entitled to one vote (two votes in the aggregate for the Preferred Share Trustees) on any matter with respect to which the Board votes.
          (D) Any Preferred Share Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the Holders of a majority of the outstanding Series D Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred).
          (E) So long as any Series D Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the Series D Preferred Shares outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series D Preferred Shares voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any Senior Shares, or reclassify any authorized shares of beneficial interest of the Company into Senior Shares, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any Senior Shares or (ii) repeal, amend, or otherwise change any provisions of these Articles Supplementary or the Declaration of Trust in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Series D Preferred Shares or its Holders; provided, however, that any increase in the amount of the authorized Preferred Shares or the creation or issuance of other series of Parity Shares or Junior Shares, any increase in the amount of authorized Parity Shares or Junior Shares, and any increase in the amount of authorized Series D Preferred Shares will not require the consent of the Holders of Series D Preferred Shares and shall not be deemed to adversely affect such powers, preferences, or other special rights or privileges.
          (F) Notwithstanding the provisions of Section 10(E), in the event of a merger or consolidation involving the Company, a sale of all or substantially all of the assets of the Company or of the Company and its subsidiaries on a consolidated basis or a statutory share exchange (any such transaction, an “Extraordinary Transaction”), so long as: (i) the Series D Preferred Shares remain outstanding following consummation of such Extraordinary Transaction with their terms materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, the Company may not be the surviving entity (in which case, the Series D Preferred Shares may be converted into or exchanged for preferred stock or preferred shares of the surviving entity having terms materially the same as the Series D Preferred Shares) and, if applicable, with any changes to the terms of the Series D Preferred Shares required pursuant to and made in compliance with the provisions of Section 7(H) in connection with such Extraordinary Transaction and (ii) if such transaction also constitutes a Fundamental Change, the provisions of Section 11 are complied with in connection with such Extraordinary Transaction, then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Series D Preferred Shares or its Holders and in such case such Holders shall not have any voting rights with respect to the occurrence of such Extraordinary Transaction pursuant to Section 10(E)(ii).
          (G) In all cases in which the Holders shall be entitled to vote, each Series D Preferred Share shall be entitled to one vote, unless the outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case the number of votes that each Series D Preferred Share and any Parity Voting Preferred participating in the votes described above shall have shall be one vote for each $50.00 of liquidation preference.
     (H) The foregoing voting will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series D Preferred Shares (i) have been converted, or (ii) (a) surrendered for voluntary conversion or called for mandatory conversion and (b) a sufficient number of our Common Shares shall have been deposited in trust to effect such conversion.
     Section 11. Special Rights Upon a Fundamental Change.
     (A) The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders, by the later of 20 Business Days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) of the Fundamental Change and the first public disclosure by the Company of the anticipated Fundamental Change. In addition, the Company must give notice announcing the Fundamental Change Effective Date and other matters specified pursuant to Section 12(E).
     (B) If a Holder converts its Series D Preferred Shares at any time beginning at the opening of business on the Trading Day immediately following the Fundamental Change Effective Date in respect of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Fundamental Change Effective Date (the “Fundamental Change Expiration Date”), the Holder shall automatically receive, with respect to each converted Series D Preferred Share, the greater of:
          (i) the sum of (a) a number of Common Shares, as calculated pursuant to Section 7(A) and (b) the Make-Whole Premium, if any, pursuant to Section 12; and
          (ii) a number of Common Shares equal to the lesser of (a) the Liquidation Preference divided by the Market Value of the Common Shares as of the Fundamental Change Effective Date and (b) 7.9808 (subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7(D)).
In addition to the number of Common Shares issuable upon conversion of each Series D Preferred Share at the option of the Holder on any Conversion Date during the period referred to in the previous sentence, each converting Holder will have the right to receive an amount equal to all Accumulated Dividends and Accrued Dividends on such converted Series D Preferred Shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the Conversion Date (other than previously declared dividends on the Series D Preferred Shares payable to Holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.
     (C) In lieu of issuing the number of Common Shares issuable upon conversion pursuant to Section 11(B), the Company may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Fundamental Change Effective Date for each such Common Share otherwise issuable upon conversion.
     (D) On or before the Fundamental Change Expiration Date, each Holder wishing to exercise its conversion right pursuant to this Section 11 shall comply with the procedures specified in Section 7(B).
     Section 12. Determination of the Make-Whole Premium.
     (A) Subject to the limitations and requirements of Section 11 and this Section 12, if a Holder elects to convert its Series D Preferred Shares upon the occurrence of a Fundamental Change, the Conversion Rate will be increased by the number of shares set forth in the table below (the “Additional Shares” or “Make-Whole Premium”).
     (B) The Company shall only be required to deliver the Make-Whole Premium with respect to Series D Preferred Shares surrendered for conversion from and after the opening of business on the Trading Day immediately following the Fundamental Change Effective Date until the close of business on the 30th Trading Day following such Fundamental Change Effective Date.
     (C) The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Share Price. If holders of the Common Shares receive only cash in the transaction constituting a fundamental change, the Share Price shall be the cash amount paid per share. Otherwise, the Share Price shall be the average of the Closing Sale Price of the Common Shares on the five Trading Days prior to but excluding the effective date of the transaction constituting a fundamental change.

Fundamental
Change	Share price ($)
Effective Date	$12.53	$13.50	$14.00	$15.00	$16.00	$17.00	$18.00	$20.00
April 6, 2011	0.5205	0.5179	0.4903	0.4399	0.3967	0.3575	0.3239	0.2692
April 15, 2012	0.5205	0.5130	0.4846	0.4339	0.3887	0.3478	0.3141	0.2575
April 15, 2013	0.5205	0.5110	0.4820	0.4293	0.3820	0.3400	0.3048	0.2461
April 15, 2014	0.5205	0.5086	0.4787	0.4227	0.3730	0.3295	0.2922	0.2314
April 15, 2015	0.5205	0.5047	0.4725	0.4130	0.3601	0.3138	0.2742	0.2107
April 15, 2016	0.5205	0.4932	0.4581	0.3933	0.3354	0.2853	0.2425	0.1760
April 15, 2017	0.5205	0.4742	0.4345	0.3607	0.2938	0.2362	0.1869	0.1149
April 15, 2018 and thereafter	0.5205	0.4677	0.4239	0.3431	0.2694	0.1971	0.1168	0.0000

Fundamental
Change	Share price ($)
Effective Date	$22.00	$24.00	$26.00	$28.00	$30.00	$35.00	$45.00	$50.00
April 6, 2011	0.2267	0.1935	0.1670	0.1462	0.1282	0.0960	0.0566	0.0446
April 15, 2012	0.2149	0.1813	0.1554	0.1347	0.1174	0.0867	0.0502	0.0391
April 15, 2013	0.2028	0.1690	0.1434	0.1230	0.1065	0.0774	0.0441	0.0339
April 15, 2014	0.1869	0.1532	0.1279	0.1083	0.0928	0.0661	0.0367	0.0278
April 15, 2015	0.1650	0.1316	0.1073	0.0891	0.0753	0.0522	0.0280	0.0206
April 15, 2016	0.1301	0.0991	0.0778	0.0631	0.0525	0.0358	0.0188	0.0135
April 15, 2017	0.0720	0.0486	0.0356	0.0281	0.0233	0.0163	0.0087	0.0061
April 15, 2018 and thereafter	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
          (i) The Share Prices set forth in the table, shall be adjusted as of any date on which the Conversion Rate of the Series D Preferred Shares is adjusted pursuant to Section 7 by multiplying the applicable price in effect immediately before the adjustment by a fraction: (a) whose numerator is the Conversion Rate immediately before the adjustment; and (b) whose denominator is the adjusted Conversion Rate.
          (ii) In addition, the number of Additional Shares shall be adjusted at the same time, in the same manner in which, and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7; provided, that in no event shall Additional Shares be issued pursuant to this Section 12 if, after giving effect thereto, the Conversion Rate would exceed 3.9904 (subject to adjustment as provided below, the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 7, the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 7.
     (D) The exact Share Price and Fundamental Change Effective Date may not be set forth in the table in Section 12(C), in which case:
          (i) if the Share Price is between two Share Prices on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Share Prices and the two Fundamental Change Effective Dates, as applicable, based on a 365-day year;
          (ii) if the Share Price is in excess of $50.00 per share (subject to the same adjustment as provided in Section 12(C)(i) for Share Prices), no Make-Whole Premium will be paid; and
          (iii) if the Share Price is less than $12.53 per share (subject to the same adjustment as provided in Section 12(C)(i) for Share Prices), no Make-Whole Premium will be paid.

          (E) No later than the third Business Day after the occurrence of a Fundamental Change, the Company shall provide the Holders and the Transfer Agent with notice of the occurrence of the fundamental change, which such notice shall state:
               (i) the events constituting the Fundamental Change;
               (ii) the date of the Fundamental Change;
               (iii) the last date on which a Holder may convert Series D Preferred Shares in connection with such Fundamental Change;
               (iv) the Conversion Rate and, if applicable, Make-Whole Premium and/or other consideration issuable upon conversions of Series D Preferred Shares in connection with such Fundamental Change as contemplated by Section 11 and this Section 12;
               (v) whether the Company will issue Common Shares or deliver cash upon conversion of Series D Preferred Shares in connection with the Fundamental Change and whether any of the consideration issuable upon a conversion of Series D Preferred Shares in connection with such Fundamental Change will consist of Reference Property (and, in such case, specifying such Reference Property);
               (vi) the name and address of the paying agent and the conversion agent; and
               (vii) the procedures that the Holder must follow to exercise the Fundamental Change conversion right.
          (F) Prior to the opening of business on the first Trading Day following any date on which the Company provides the notice specified in Section 12(E) to the Holders, the Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) or post notice on its website containing the information specified in Section 12(E).
          Section 13. Limit on Ownership of Series D Preferred Shares. The Series D Preferred Shares shall be subject to all of the provisions of Article VII of the Declaration of Trust of the Company, provided that, subject to the authority of the Board of Trustees set forth in said Article VII, the Ownership Limit (as such term is used in Section 7.2.1 of the Declaration of Trust) with respect to the Series D Preferred Shares (the “Series D Preferred Share Ownership Limit”) shall be 100% (rather than 9.8%) of the number of then outstanding Series D Preferred Shares or, if fewer, the number of Series D Preferred Shares that, if then converted by the holder into Common Shares as provided in these Articles Supplementary, would make such holder or any other Person (as defined in Section 7.1 of the Declaration of Trust) the owner of a number of Common Shares that would not exceed (i) the Ownership Limit applicable to Common Shares as set forth in Section 7.1 of the Declaration of Trust or (ii) if any Excepted Holder Limit has been created for such holder or other Person with respect to Common Shares pursuant to Section 7.2.7 of the Declaration of Trust, such Excepted Holder Limit. In addition, no Person, other than an Excepted Holder who is not considered an individual for purposes of Section 542(a)(2) of the Code, shall Beneficially Own or Constructively Own (both as defined in Section 7.1 of the Declaration of Trust) Series D Preferred Shares such that such Person would Beneficially Own or Constructively Own Shares in excess of 9.8% in value of the outstanding Shares of beneficial interest of the Company (the “Series D Preferred Share Aggregate Ownership Limit”). For purposes of applying the ownership limits applicable to the Series D Preferred Shares and the holders thereof pursuant to Article VII of the Declaration of Trust and this Section 13, (x) references to the term “Ownership Limit” shall be deemed to include, in addition to the 9.8% Ownership Limit with respect to the Common Shares, the Series D Preferred Share Ownership Limit and the Series D Preferred Share Aggregate Ownership Limit, and (y) references to the term “Transfer” shall be deemed to include, in addition to the events, actions and agreements set forth in the definition of Transfer in Section 7.1 of the Declaration of Trust, any decrease in the value of the Common Shares or other Shares (other than Series D Preferred Shares). Notwithstanding anything in these Articles Supplementary to the contrary, capitalized terms used and not defined in this Section 13 but defined in the Declaration of Trust shall have the meanings given to such terms in Section 7.1 of the Declaration of Trust, as such meanings are modified by this Section 13.
          Section 14. No Fractional Shares. No fractional Common Shares or securities representing fractional Common Shares shall be issued upon conversion of the Series D Preferred Shares, whether voluntary or mandatory. Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Daily VWAP of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of Common Shares to be issued to any particular Holder upon conversion or in respect of dividend payments shall be rounded up to the nearest whole share.
          Section 15. Certificates.
          (A) (i) Each Series D Preferred Share certificate shall be substantially in the form set forth in Exhibit B hereto, which is hereby incorporated in and expressly made a part of these Articles Supplementary. The Series D Preferred Share certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Series D Preferred Share certificate shall be dated the date of its countersignature and registration.
          (ii) The Series D Preferred Shares shall be issued initially in the form of one or more fully registered global certificates with the global securities legend substantially as set forth in Exhibit B hereto (the “Global Series D Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided. The number of Series D Preferred Shares represented by the Global Series D Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

          (iii) In the event the Global Series D Preferred Shares are deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Series D Preferred Share certificates that (a) shall be registered in the name of DTC as depository for such Global Series D Preferred Shares or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.
          (iv) Members of, or participants in, DTC shall have no rights under these Articles Supplementary with respect to any Global Series D Preferred Shares held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series D Preferred Shares, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Series D Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series D Preferred Shares.
          (v) Except as provided in Section 15(C), owners of beneficial interests in Global Series D Preferred Shares will not be entitled to receive physical delivery of Series D Preferred Shares in fully registered certificated form (“Certificated Series D Preferred Shares”).
          (B) Two Officers, in accordance with the Bylaws and applicable law, shall sign any certificate representing the Series D Preferred Shares, on behalf of the Company, by manual or facsimile signature. If an Officer whose signature is on a Series D Preferred Share certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Series D Preferred Share certificate, the Series D Preferred Share certificate shall be valid nevertheless. A Series D Preferred Share certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Series D Preferred Share certificate by manual signature. The signature shall be conclusive evidence that the Series D Preferred Share certificate has been countersigned and registered under these Articles Supplementary. The Transfer Agent shall countersign, register and deliver certificates of Series D Preferred Shares for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of Series D Preferred Shares to be countersigned and registered and the date on which the original issue of the Series D Preferred Shares is to be countersigned and registered. The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Company to countersign and register the certificates for the Series D Preferred Shares. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Series D Preferred Shares whenever the Transfer Agent may do so. Each reference in these Articles Supplementary to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent for service of notices and demands.

          (C) (i) When Certificated Series D Preferred Shares are presented to the Transfer Agent with a request to register the transfer of such Certificated Series D Preferred Shares or to exchange such Certificated Series D Preferred Shares for an equal number of shares of Certificated Series D Preferred Shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series D Preferred Shares surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.
          (ii) Certificated Series D Preferred Shares may not be exchanged for a beneficial interest in Global Series D Preferred Shares except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series D Preferred Shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series D Preferred Shares to reflect an increase in the number of Series D Preferred Shares represented by the Global Series D Preferred Shares, then the Transfer Agent shall cancel such Certificated Series D Preferred Shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Series D Preferred Shares represented by the Global Series D Preferred Shares to be increased accordingly. If no Global Series D Preferred Shares are then outstanding, the Company shall issue and the Transfer Agent shall countersign and register, upon written order of the Company in the form of an Officers’ Certificate, a new Global Series D Preferred Share certificate representing the appropriate number of shares.
          (iii) The transfer and exchange of Global Series D Preferred Shares or beneficial interests therein shall be effected through DTC, in accordance with these Articles Supplementary (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.
          (iv) Notwithstanding any other provisions of these Articles Supplementary (other than the provisions set forth in Section 15(C)(v)), Global Series D Preferred Shares may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.
          (v) If at any time:
               (a) DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Series D Preferred Shares and a successor depository for the Global Series D Preferred Shares is not appointed by the Company within 90 days after delivery of such notice;
               (b) DTC ceases to be a clearing agency registered under the

Exchange Act and a successor depository for the Global Series D Preferred Shares is not appointed by the Company within 90 days; or
               (c) the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Series D Preferred Shares under these Articles Supplementary, then (and only then) persons having a beneficial interest in the Series D Preferred Shares may exchange such beneficial interest for Certificated Series D Preferred Shares representing the same number of Series D Preferred Shares. In such event, upon receipt by the Transfer Agent of written instructions from the Company and written instructions (or such other form of instructions) as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Series D Preferred Shares, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Series D Preferred Shares represented by Global Series D Preferred Shares to be reduced on its books and records and, following such reduction, the Company shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Series D Preferred Shares. Certificated Series D Preferred Shares issued in exchange for a beneficial interest in Global Series D Preferred Shares pursuant to this Section 15(C)(v) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series D Preferred Shares to the Persons in whose names such Series D Preferred Shares are so registered in accordance with the instructions of DTC.
          (vi) At such time as all beneficial interests in Global Series D Preferred Shares have either been exchanged for Certificated Series D Preferred Shares, converted or canceled, such Global Series D Preferred Shares shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Series D Preferred Shares is exchanged for Certificated Series D Preferred Shares, converted or canceled, the number of Series D Preferred Shares represented by such Global Series D Preferred Shares shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series D Preferred Shares, by the Transfer Agent or DTC, to reflect such reduction.
          (vii) (a) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall countersign and register Certificated Series D Preferred Shares and Global Series D Preferred Shares as required pursuant to the provisions of this Section 15(C).
          (b) All Certificated Series D Preferred Shares and Global Series D Preferred Shares issued upon any registration of transfer or exchange of Certificated Series D Preferred Shares or Global Series D Preferred Shares shall be the valid obligations of the Company, entitled to the same benefits under these Articles Supplementary as the Certificated Series D Preferred Shares or Global Series D Preferred Shares surrendered upon such registration of transfer or exchange.

          (c) Prior to due presentment for registration of transfer of any Series D Preferred Shares, the Transfer Agent and the Company may deem and treat the Person in whose name such Series D Preferred Shares are registered as the absolute owner of such Series D Preferred Shares and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.
          (d) No service charge shall be made for any registration of transfer or exchange upon surrender of any Series D Preferred Share certificate or Common Share certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series D Preferred Share certificates or Common Share certificates.
          (viii) (a) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series D Preferred Shares, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series D Preferred Shares or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series D Preferred Shares. All notices and communications to be given to the Holders of Series D Preferred Shares and all payments to be made to such Holders under the Series D Preferred Shares shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series D Preferred Shares). The rights of beneficial owners in any Global Series D Preferred Shares shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
          (b) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under these Articles Supplementary or under applicable law with respect to any transfer of any interest in any Series D Preferred Shares (including any transfers between or among DTC participants, members or beneficial owners in any Global Series D Preferred Shares) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of these Articles Supplementary, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
          (D) If any of the Series D Preferred Share certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series D Preferred Share certificate, or in lieu of and substitution for the Series D Preferred Share certificate lost, stolen or destroyed, a new Series D Preferred Share certificate of like tenor and representing an equivalent amount of Series D Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such Series D Preferred Share certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

          (E) Until definitive Series D Preferred Share certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Series D Preferred Share certificates. Temporary Series D Preferred Share certificates shall be substantially in the form of definitive Series D Preferred Share certificates but may have variations that the Company considers appropriate for temporary Series D Preferred Share certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Series D Preferred Share certificates and deliver them in exchange for temporary Series D Preferred Share certificates.
          (F) The Transfer Agent and no one else shall cancel and destroy all Series D Preferred Share certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series D Preferred Share certificates to the Company.
          Section 16. Other Provisions.
          (A) Unless otherwise specified in these Articles Supplementary, all notices provided hereunder shall be given by first-class mail to each record Holder of Series D Preferred Shares at such Holder’s address as the same appears on the books of the Company. With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.
          (B) The Series D Preferred Shares shall be issuable only in whole shares.
          (C) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for the Global Series D Preferred Shares, to the Depository in accordance with its procedures.
          (D) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.
          (E) Holders shall not be entitled to any preemptive rights to acquire additional shares of beneficial interest of the Company.
          (F) Notwithstanding any provision herein to the contrary, the procedures for conversion and voting of Series D Preferred Shares represented by Global Series D Preferred Shares will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Series D Preferred Share certificates may be subject to various policies and procedures adopted by DTC from time to time.
          FOURTH: The Series D Preferred Shares have been classified and designated by the Board of Trustees of the Company under the authority contained in the Declaration of Trust.
          FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.
          SIXTH: The undersigned President and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 5th day of April, 2011.

ATTEST:		RAMCO-GERSHENSON PROPERTIES TRUST

/s/ Gregory R. Andrews		By:	/s/ Dennis Gershenson		(SEAL)
Name:	Gregory R. Andrews		Name:	Dennis Gershenson
Title:	Secretary		Title:	President and Chief Executive Officer

Exhibit A
NOTICE OF CONVERSION
(To be Executed by the Holder
in order to Convert the Series D Preferred Shares)
The undersigned hereby irrevocably elects to convert (the “Conversion”) the 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest (the “Series D Preferred Shares”) of Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Company”), represented by share certificate no.(s) ____________________ (the “Series D Preferred Share Certificates”), into common shares of beneficial interest, par value $0.01 per share, of the Company (“Common Shares”) in accordance with the terms and conditions of the Articles Supplementary classifying the Series D Preferred Shares (the “Articles Supplementary”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Series D Preferred Share Certificates. No fee will be charged to the holder for any Conversion, except for transfer taxes, if any. A copy of each Series D Preferred Share Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles Supplementary.
Date of Conversion:
Applicable Conversion Rate:
Number of Series D Preferred Shares to be converted:
Number of Common Shares to be issued: 1
Signature:
Name:
Address: 2
Fax No.:

[1]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent.

[2]	Address to which Common Shares and any other payments or certificates shall be sent by the Company.

Exhibit B
[FORM OF FACE OF CERTIFICATE]
(FORMED
UNDER THE LAWS OF
THE STATE OF
MARYLAND)
7.25% SERIES D CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED SHARES OF BENEFICIAL INTEREST
PAR VALUE $0.01 PER SHARE
LIQUIDATION PREFERENCE $50.00 PER SHARE
[LOGO OF RAMCO-GERSHENSON PROPERTIES TRUST]

CUSIP # 751452 608 SEE REVERSE FOR CERTAIN DEFINITIONS, IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION
THIS CERTIFIES THAT [SPECIMEN]
is the registered holder of
fully paid and non-assessable 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest of the par value of $0.01 per share of RAMCO-GERSHENSON PROPERTIES TRUST (the “Trust”) transferable on the books of the Trust in person or by duly authorized attorney upon surrender of this certificate. These shares are issued under an Amended and Restated Declaration of Trust dated as of October 2, 1997, as such Declaration of Trust may be amended, supplemented and restated from time to time (the “Declaration of Trust”) a copy of which is on file with the Maryland State Department of Assessments and Taxation. The provisions of such Declaration of Trust are hereby incorporated by reference as fully as if set forth herein in their entirety, to all of which provisions the holder hereof by the acceptance hereof agrees. This Certificate is issued by the trustees of the Trust and is not valid until countersigned by the Transfer Agent and Registrar.
WITNESS the facsimile seal of the Trust and the facsimile signatures of its duly authorized officers.
DATED:
COUNTERSIGNED AND REGISTERED:
American Stock Transfer & Trust Company
(New York, N.Y.)
Transfer Agent and Registrar
By

Authorized Signature	Secretary	President

[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST CORPORATION (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE TRUST OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

[3]	Remove if not a global security.

[FORM OF REVERSE OF CERTIFICATE]
CLASSES OF SHARES OF BENEFICIAL INTEREST
THE TRUST IS AUTHORIZED TO ISSUE SHARES OF BENEFICIAL INTEREST OF MORE THAN ONE CLASS, CONSISTING OF COMMON SHARES AND ONE OR MORE CLASSES OF PREFERRED SHARES. THE BOARD OF TRUSTEES IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED SHARES BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED SHARES. THE TRUST WILL FURNISH, WITHOUT CHARGE, TO ANY SHAREHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE DECLARATION OF TRUST AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST HAS THE AUTHORITY TO ISSUE AND, IF THE TRUST IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE TRUST AT ITS PRINCIPAL OFFICE.
RESTRICTIONS ON OWNERSHIP AND TRANSFER
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE TRUST’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A “REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE DECLARATION OF TRUST, (i) THE SERIES D PREFERRED SHARES SHALL BE SUBJECT TO ALL OF THE PROVISIONS OF ARTICLE VII OF THE DECLARATION OF TRUST, PROVIDED THAT, SUBJECT TO THE AUTHORITY OF THE BOARD OF TRUSTEES SET FORTH IN SAID ARTICLE VII, THE OWNERSHIP LIMIT (AS SUCH TERM IS USED IN SECTION 7.2.1 OF THE DECLARATION OF TRUST) WITH RESPECT TO THE SERIES D PREFERRED SHARES SHALL BE 100% (RATHER THAN 9.8%) OF THE NUMBER OF THEN OUTSTANDING SERIES D PREFERRED SHARES OR, IF FEWER, THE NUMBER OF SERIES D PREFERRED SHARES THAT, IF THEN CONVERTED BY THE HOLDER INTO COMMON SHARES AS PROVIDED IN THE ARTICLES SUPPLEMENTARY RELATING TO THE SERIES D PREFERRED SHARES, WOULD MAKE SUCH HOLDER OR ANY OTHER PERSON THE OWNER OF A NUMBER OF COMMON SHARES THAT WOULD NOT EXCEED (I) THE OWNERSHIP LIMIT APPLICABLE TO COMMON SHARES AS SET FORTH IN SECTION 7.1 OF THE DECLARATION OF TRUST OR (II) IF ANY EXCEPTED HOLDER LIMIT HAS BEEN CREATED FOR SUCH HOLDER OR OTHER PERSON WITH RESPECT TO COMMON SHARES PURSUANT TO SECTION 7.2.7 OF THE DECLARATION OF TRUST, SUCH EXCEPTED HOLDER LIMIT; (ii) IN ADDITION, NO PERSON, OTHER THAN AN EXCEPTED HOLDER WHO IS NOT CONSIDERED AN INDIVIDUAL FOR PURPOSES OF SECTION 542(a)(2) OF THE CODE SHALL BENEFICIALLY OWN OR CONSTRUCTIVELY OWN (BOTH AS DEFINED IN SECTION 7.1 OF THE DECLARATION OF TRUST) SERIES D PREFERRED SHARES SUCH THAT SUCH PERSON WOULD BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES IN EXCESS OF 9.8% IN VALUE OF THE OUTSTANDING SHARES OF BENEFICIAL INTEREST OF THE TRUST; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SHARES IF SUCH TRANSFER WOULD RESULT IN SHARES OF THE TRUST BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES WHICH CAUSE OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUSTEE OF A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN

ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST, AS THE SAME MAY BE AMENDED, SUPPLEMENTED AND RESTATED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF THE TRUST ON REQUEST AND WITHOUT CHARGE.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT
TEN ENT	—	as tenants by the entireties		(Cust.)	(Minor)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act
(State)
Additional abbreviations may also be used though not in the above list.
For Value Received, ____________________ hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE.
____________________ 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest represented by the within Certificate, and do hereby irrevocably constitute and appoint ____________________ Attorney to transfer the said shares on the books of the within-named Trust with full power of substitution in the premises.
Dated _________________________

(Sign here)

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
SIGNATURE(S) GUARANTEED:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND
LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN
AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM),
PURSUANT TO S.E.C. RULE 17AD-15.